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Exhibit 21

Subsidiaries of the Registrant

Legal Name of Entity	Jurisdiction of Organization	Ownership Interest
Frederick County Bancorp, Inc. (registrant)	Maryland
Frederick County Bank	Maryland	100%
FCB Hagerstown, LLC	Maryland	100%
FCBI Statutory Trust I	Connecticut	100% of voting securities
FCB Holdings, Inc.	Maryland	100%

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  Exhibit 21
Subsidiaries of the Registrant